Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee
Wolverine Tube, Inc.
Savings Plan:

     We consent to the incorporation by reference in Registration Statement No. 33–87678 on Form S–8 of Wolverine Tube, Inc. of our report dated May 27, 2005, with respect to the statement of net assets available for plan benefits of Wolverine Tube, Inc. Savings Plan as of December 31, 2004, the related statement of changes in net assets available for plan benefits for the year then ended, and the related schedules, which report appears in the December 31, 2004 Annual Report on Form 11–K of Wolverine Tube, Inc. Savings Plan.

/s/ KPMG LLP

Birmingham, Alabama June 24, 2005

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